Exhibit 99.1

Regal Entertainment Group Announces Amended Bank Facility

Knoxville, Tennessee – May 20, 2010 — Regal Entertainment Group (“Regal”) (NYSE: RGC) announced today that, Regal Cinemas Corporation (“Regal Cinemas”), a wholly owned subsidiary of Regal, entered into a sixth amended and restated credit agreement (the “Amended Senior Credit Facility”), which amends, restates and refinances its fifth amended and restated credit agreement (the “Prior Senior Credit Facility”).  The Amended Senior Credit Facility consists of a term loan facility in an aggregate principal amount of $1,250.0 million with a final maturity date in November 2016 and a revolving credit facility in an aggregate principal amount of $85.0 million with a final maturity date in May 2015.  Proceeds of the term loan under the Amended Senior Credit Facility were applied to refinance the term loan under the Prior Senior Credit Facility, which had an aggregate principal balance of approximately $1,262.1 million.  No amounts have been drawn on the revolving credit facility under the Amended Senior Credit Facility.

Credit Suisse AG, Cayman Islands Branch is the Administrative Agent under the Amended Senior Credit Facility. Credit Suisse Securities (USA) LLC and Barclays Capital acted as Joint Lead Arrangers and Joint Bookrunners, and Banc of America Securities LLC and Deutsche Bank Securities Inc. also acted as Joint Bookrunners.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although Regal believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from Regal’s expectations are disclosed in the risk factors contained in Regal’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010.  All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group is the largest motion picture exhibitor in the world.  Regal’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,739 screens in 545 locations in 38 states and the District of Columbia.  Regal operates theatres in 43 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of Regal’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on Regal’s Web site at www.REGmovies.com.

Financial Contact:	Media Contact:

Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President – Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com